Exhibit (c)(1)

FORM OF

INVESTMENT ADVISORY AGREEMENT

AARP PORTFOLIOS

AGREEMENT, dated and effective as of                          ,             , by and between AARP Portfolios (“Trust”), a Delaware statutory trust, and AARP Financial Incorporated (“Adviser”), a Delaware corporation.

WHEREAS, the Trust is an open-end management investment company, with multiple series, that is registered with the Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services for the series of the Trust set forth in Exhibit A, as may be amended from time to time (each, a “Portfolio” and together, the “Portfolios”), and the Adviser is willing to furnish such services to the Portfolios.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Trust and Adviser agree as follows:

1. Appointment. The Trust appoints the Adviser to act as investment adviser to the Portfolios for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services and accept the duties and responsibilities set forth in this Agreement for the compensation set forth in Section 6 of this Agreement.

2. Investment Advisory Duties.

(a) Subject to the supervision of the Board of Trustees of the Trust (“Board”), the Adviser shall:

(i) provide a program of continuous investment management for each of the Portfolios, including ongoing investment guidance, evaluation, policy direction, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends, in accordance with the Portfolio’s investment objective, principal investment strategies, policies and restrictions as set forth in the offering memorandum (“Offering Memorandum”) and statement of additional information (“SAI”) of the Portfolio, as each may be amended or supplemented;

(ii) invest and reinvest the assets of the Portfolios by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Portfolios may purchase, sell, enter into or use;

(iii) determine the portions of each Portfolio’s portfolio to be invested in securities or other assets and uninvested or in cash equivalents;

(iv) place orders to purchase and sell securities and other assets for the Portfolios;

(v) vote all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolios may be invested in a manner that complies with the Trust’s proxy voting policies and procedures and, in the good faith judgment of the Adviser, best serves the interests of each Portfolio’s shareholders; and

(vi) cooperate with and provide reasonable assistance to Trust’s other service providers by: (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Portfolios, (2) providing prompt responses to reasonable requests for information or assistance and (3) establishing appropriate processes to promote the efficient exchange of information.

(b) The Adviser further agrees that, in performing its duties hereunder, it shall:

(i) comply or act in conformity with: (1) the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), the Internal Revenue Code of 1986, as amended (“Code”), and all other applicable laws, rules and regulations; (2) the investment objectives, policies and limitations of each Portfolio as described in its Prospectus and SAI, as such may be amended or supplemented; and (3) all policies, procedures and other directions adopted by the Board;

(ii) manage each of the Portfolios that is intended to qualify as a regulated investment company (“RIC”) under Subchapter M of the Code and regulations issued thereunder so that the Portfolio so qualifies and will continue to so qualify;

(iii) furnish the Trust and Board with: (1) information about developments materially affecting the investments and/or portfolio of each Portfolio; (2) such periodic and special reports regarding each of the Portfolios and any Sub-Adviser (as defined in Section 3 below) as the Board may reasonably request; and (3) such statistical information as the Board may reasonably request with respect to the assets or investments of each Portfolio;

(iv) make available to the Trust and its administrator or other agent, promptly upon request, such copies of the Adviser’s investment records and ledgers with respect to each Portfolio as may be required to assist the Trust in its compliance with applicable laws, rules and regulations;

(v) immediately notify in writing the Trust in the event that the Adviser or any of its affiliates becomes aware that the Adviser is: (1) subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; (2) the subject of an investigation, administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or any other regulatory authority; or (3) a party to any litigation that may be material to one or more of the Portfolios;

(vi) immediately notify the Trust of any material fact known to the Adviser respecting or relating to the Adviser or the Portfolios that is not contained in the Trust’s Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that is or becomes untrue in any material respect;

(vii) make available, without expense to the Portfolios, the service of the Adviser’s directors, officers and employees to be duly elected or appointed officers of the Trust, subject to their individual consent to serve and to any limitations imposed by laws, rules or regulations;

(viii) provide to the Trust or the Board such information and assurances (including certifications and sub-certifications) as the Trust or the Board may reasonably request from time to time in order to assist the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Portfolios’ Form N-CSRs and Form N-Qs;

(ix) assist as requested in determining the fair value of portfolio securities when market quotations are not readily available (including making knowledgeable personnel of the Adviser available for discussions with the Board and/or any fair valuation committee appointed by the Board upon reasonable request, obtaining bids and offers or quotes from broker-dealers or market-makers with respect to securities held by the Portfolios and providing information upon request on valuations the Adviser has determined of securities also held by other clients of the Adviser), for the purpose of calculating each Portfolio’s net asset value in accordance with the procedures and methods established by the Board; and

(x) meet with the Board to explain its activities at such times and places as the Board may reasonably request.

3. Delegation.

(a) Subject to the approval of the Board and, if required under applicable law, the shareholders of the Portfolios, the Adviser may delegate to one or more other investment advisers (“Sub-Adviser(s)”) any or all of its duties or obligations hereunder with respect to part or all of the assets of one or more of the Portfolios, provided that the Adviser shall oversee, supervise and monitor the performance of all duties and obligations delegated to any Sub-Adviser and any such delegation shall not relieve the Adviser of its duties and obligations under this Agreement.

(b) The Adviser shall be solely responsible for compensating any Sub-Adviser for performing any of the duties and obligations delegated to such Sub-Adviser, provided that the Adviser may request that the Trust directly pay to the Sub-Adviser the portion of the Adviser’s compensation that the Adviser is obligated to pay to the Sub-Adviser. If the Trust agrees to such request, the compensation the Trust pays to the Adviser shall be reduced by amounts paid directly to any Sub-Adviser.

(c) In the event that any Sub-Adviser appointed hereunder is terminated, the Adviser may provide investment advisory services pursuant to this Agreement through its own employees or through another Sub-Adviser as approved by the Trust in accordance with applicable laws, rules, regulations and, if applicable, exemptive relief obtained from the SEC.

4. Use of Brokers and Dealers/Aggregation of Orders.

(a) The Adviser may place orders pursuant to its investment determinations for each of the Portfolios directly with the issuers of the securities, or with any broker or dealer.

(b) The Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Portfolios. The Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Adviser deems desirable or appropriate.

(c) The Adviser shall use its best efforts to obtain the best overall terms available for portfolio transactions for each of the Portfolios. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth in the market for the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolios to pay a broker or dealer, acting as agent, for effecting a portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s (or its affiliates’) overall responsibilities with respect to the Portfolios and to its other clients as to which it exercises investment discretion.

(d) The Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Portfolios with orders for its other clients where: (1) such aggregation or bunching of order is not inconsistent with a Portfolio’s investment objectives, policies and procedures, (2) the allocation of the securities so purchased or sold, as well as the expenses incurred in any such transaction, shall be made by the Adviser in a manner that is fair and equitable in the judgment of the Adviser, and (3) the Adviser shall be cognizant of its fiduciary obligations to the Portfolios and each of its other clients and shall enter into such transactions only where the rights of each client are considered and protected.

(e) To the extent that the Adviser retains one or more Sub-Advisers, the Adviser shall monitor reasonably the use by each such Sub-Adviser of brokers and dealers to execute trades in securities on behalf of the Portfolios.

5. Allocation of Charges and Expenses.

(a) Except as otherwise specifically provided in this Section 5, the Adviser shall pay the compensation and expenses of: (1) the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement, as well as related overhead, travel, preparation of Board materials on behalf of the Adviser, review of marketing materials and marketing support; (2) any Sub-Adviser; and (3) Trustees, officers and executive employees of the Trust (including the Trust’s share of payroll taxes, if any) who are directors, officers or employees of the Adviser, including any officer or employee of the Adviser that may be selected by the Board to serve as the chief compliance officer (“CCO”) of the Trust.

(b) The Adviser shall bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Adviser. In the event that there is a proposed change in control of the Adviser that would act to terminate this Agreement, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Adviser agrees to assume all reasonable costs associated with soliciting shareholders of the Portfolios to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

(c) Except to the extent expressly assumed by the Adviser or required under applicable laws, rules or regulations to be paid, assumed or reimbursed by the Adviser, the Adviser shall have no duty to pay any ordinary operating expenses incurred in the organization and operation of the Portfolios. Ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges; taxes; legal, auditing, printing and governmental fees; litigation and investigation expenses; the costs of maintaining the Portfolios’ financial books and records; the cost of calculating the Portfolios’ net asset value; the costs of insurance relating to fidelity and directors and officers errors and omissions coverage for the Trust’s Trustees, officers and employees; telephone, telex, facsimile, postage and other communications expenses; fees and expenses of service providers of the Trust (other than any Sub-Adviser); expenses of issue, sale, redemption and repurchase of shares of the Portfolios; expenses of registering and qualifying shares of the Portfolios for sale; expenses relating to Board and shareholder meetings (other than meetings relating to matters that are determined to primarily benefit the Adviser); the cost of preparing and distributing reports and notices to shareholders; the costs of notices about and payment of dividends to shareholders; payments for portfolio pricing or valuation services to pricing agents; the compensation and all expenses of Trustees, officers and employees of the Trust who are not interested persons of the Adviser; and interest payments and other fees or charges associated with any credit facilities established by or on behalf of the Portfolios.

6. Compensation.

(a) As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Trust shall pay the Adviser, at the end of each calendar month, an advisory fee with respect to each Portfolio calculated daily at an annual rate equal to the amount of average daily net assets listed opposite the Portfolio’s name in Exhibit A.

(b) For purposes of this Section 6, the “average daily net assets” of a Portfolio shall mean the average of the values placed on the Portfolio’s net assets as of the close of the Portfolio’s business (or such other time as a Portfolio may lawfully elect) on each Portfolio business day during the calendar month. If the Portfolio suspends the determination of net asset value on one or more business days, the value of the net assets of the Portfolio as last determined shall be deemed to be the value of its net assets on each such day.

7. Books, Records and Regulatory Filings.

(a) The Adviser agrees to maintain such books and records with respect to its services to the Trust as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable laws, rules and regulations, and to preserve such records for the periods and in the manner required by such applicable laws, rules or regulations.

(b) The Adviser agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Trust and shall be surrendered promptly to the Trust upon its request.

(c) The Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested by them in order to determine whether the operations of the Portfolios are being conducted in accordance with applicable laws, rules and regulations.

(d) The Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Adviser also shall make all required filings on Forms 13D and 13G (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) as may be required of the Portfolios due to the activities of the Adviser. The Adviser shall coordinate with the Trust as appropriate with respect to the making of such filings.

8. Standard of Care, Limitation of Liability and Indemnification.

(a) The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolios or the shareholders of the Portfolios in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust, the Portfolios or to shareholders of the Portfolios to which the Adviser would otherwise be subject by reason of breach of this Agreement or willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

(b) Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss to the Portfolios caused directly or indirectly by circumstances beyond the Adviser’s reasonable control including, but not limited to, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, earthquakes, floods or other catastrophes, acts of God, wars or failures of communication or power supply, provided that: (1) the Adviser has implemented and maintains a business continuity plan that is deemed to be reasonable and appropriate by the Board, (2) the business continuity plan complies with applicable laws, rules and regulations, and (3) the Adviser uses its best efforts to mitigate losses of the Portfolios.

(c) The Adviser agrees to indemnify and hold harmless the Trust any affiliated persons within the meaning of Section 2(a)(3) under the 1940 Act of the Trust (other than the Adviser and its affiliates), and each person who, within the meaning of Section 15(c) of the Securities Act of 1933, as amended, controls (“controlling person”) the Trust (other than the Adviser or its affiliate, if the Adviser or such affiliate is found to control the Trust) (collectively, the “Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which the Indemnified Persons may become subject under applicable laws, rules and regulations, at common law or otherwise, arising out of the Adviser’s responsibilities to the Portfolios which may be based on any willful misfeasance, bad faith or gross negligence on the Adviser’s part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement or otherwise for breach of this Agreement.

(d) As used in this Section 8 (other than the obligation of the Adviser to indemnify the Trust set forth in Section 8(c)), the term “Adviser” shall include any officers, directors, employees or other affiliates of the Adviser performing the services provided for in this Agreement with respect to the Portfolios.

9. Other Activities of the Adviser. It is understood that the services of the Adviser are not exclusive, and that nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies or to other clients or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere with the Adviser’s ability to meet its obligations to the Trust and Portfolios. If the Adviser provides any advice to its clients concerning investment in the shares of a Portfolio, the Adviser shall act solely for such clients in that regard and not in any way on behalf of the Trust or the Portfolios.

10. Compliance Matters.

(a) The Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Adviser agrees to cooperate fully with the Trust and its Trustees and officers, including the Trust’s CCO, with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust and the Adviser. In this regard, the Adviser shall:

(i) submit to the Board for its consideration and approval, prior to commencement of the Portfolios’ operations, the Adviser’s applicable compliance policies and procedures;

(ii) submit to the Board for its consideration and approval, annually (and at such other times as the Trust may reasonably request), a report (“Report”) fully describing any material amendments to Adviser’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

(iii) provide periodic reports discussing the Adviser’s compliance program and special reports in the event of material compliance matters;

(iv) permit the Trust and its Trustees and officers to become familiar with the Adviser’s operations and understand those aspects of the Adviser’s operations that may expose the Trust to compliance risks or lead to a violation by the Trust or the Adviser of the federal securities laws;

(v) permit the Trust and its Trustees and officers to maintain an active working relationship with the Adviser’s compliance personnel by, among other things, providing the Trust’s CCO and other officers with a specified individual within the Adviser’s organization to discuss and address compliance-related matters;

(vi) provide the Trust and its Trustees and CCO with such certifications as may be reasonably requested; and

(vii) reasonably cooperate with the Trust’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

(b) The Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

11. Documents. The parties hereto acknowledge that the Trust has provided copies of each of the following documents to the Adviser and shall deliver to the Adviser all future amendments and supplements thereto, if any:

(a) certified resolution of the Board authorizing the appointment of the Adviser and approving this Agreement and

(b) the current Registration Statement and any amendments thereto.

12. Duration and Termination.

(a) This Agreement shall continue with respect to each Portfolio for a period of two years from the commencement date for each Portfolio specified on Exhibit A, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by: (1) the Board or (2) a vote of a majority of the Portfolio’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not (i) parties to this Agreement or (ii) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b) Notwithstanding the foregoing, this Agreement may be terminated without penalty with respect to any Portfolio upon sixty (60) days’ written notice: (1) by the Trust, pursuant to (i) action of the Board or (ii) the vote of a majority of the Portfolio’s outstanding voting securities, or (2) by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

13. Confidential Information. Each party agrees that it will treat confidentially all information provided by the other party regarding such other party’s business and operations, including without limitation the investment activities or holdings of each Portfolio. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public through no wrongful act of the recipient or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations.

14. Representations. The Adviser represents, warrants and covenants that:

(a) it is a duly registered investment adviser under the Advisers Act and shall remain so registered for the term of this Agreement; and

(b) it shall promptly notify the Trust in writing if it:

(1) fails to remain registered as an investment adviser under the Advisers Act or in an a substantially equivalent manner under the laws of any jurisdiction in which it is required to be so registered in order to perform its obligations under this Agreement;

(2) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

(3) experiences a change in control and/or management.

15. Notices. All notices hereunder shall be provided in writing and delivered by first class postage pre-paid U.S. mail or by fax. Notices delivered by mail shall be deemed given three days after mailing and upon receipt if sent by fax.

If to Trust:	AARP PORTFOLIOS
601 E STREET, NW
WASHINGTON, DC 20004
FAX

If to Adviser:	AARP FINANCIAL INCORPORATED
601 E STREET, NW
WASHINGTON, DC 20004
FAX

16. Amendments. This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations.

17. Release. The names “AARP Portfolios” and “Board of Trustees of AARP Portfolios” refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. All persons dealing with any Portfolio of the Trust must look solely to the property belonging to such Portfolio for the enforcement of any claims against the Trust.

18. Miscellaneous.

(a) This Agreement shall be governed by applicable federal laws, rules and regulations and the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

(b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their officers designated below as of the date first set forth above.

AARP PORTFOLIOS

By:
Name:
Title:

AARP FINANCIAL INCORPORATED

By:
Name:
Title:

EXHIBIT A

Name of Portfolio	Commencement Date	Advisory Fee

U.S. Stock Market Portfolio	[ ]	% of the Portfolio’s average daily net assets, calculated as described in Section 6 of the foregoing Agreement.

International Stock Market Portfolio	[ ]	% of the Portfolio’s average daily net assets, calculated as described in Section 6 of the foregoing Agreement.

U.S. Bond Market Portfolio	[ ]	% of the Portfolio’s average daily net assets, calculated as described in Section 6 of the foregoing Agreement.